UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2009

RAINIER PACIFIC FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Washington	000-50362	87-0700148
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1498 Pacific Avenue, Tacoma, Washington	98402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (253) 926-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On February 13, 2009, Rainier Pacific Bank (the “Bank”), a subsidiary of Rainier Pacific Financial Group (the “Company”), entered into a definitive agreement pursuant to which the Bank agreed to sell its VISA credit card portfolio to U.S. Bank National Association ND, doing business as Elan Financial Services (“Elan”).  The Company current anticipates recognizing a pre-tax gain of approximately $3.0 million on the sale of $21.9 million of eligible credit card account balances.  For further information concerning the transaction, reference is made to the press release which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 2.02 Results of Operations and Financial Condition

On February 20, 2009, Rainier Pacific Financial Group, Inc. announced a further review of its pooled trust preferred securities for other-than temporary impairment and appropriate valuation, which will result in adjustments to its financial statements for the three months and year ended December 31, 2008.

Item 2.06 Material Impairments

Rainier Pacific Bank holds in its investment securities portfolio a total of $108.0 million (par value) in fifteen separate pooled trust preferred securities.  These securities are complex collateralized debt obligations that require on-going monitoring and evaluation for impairment conditions and appropriate valuation in order to effectively apply the fair value accounting standards (i.e., mark-to-market accounting) to its financial statements.

On February 20, 2009, the Bank’s management updated its underlying cash flow assumptions and related analysis, as well as its pricing/valuation methods, and determined that other-than-temporary impairment conditions existed on three of its fifteen pooled trust preferred securities and that lower “fair value” estimates should be used for its entire portfolio of pooled trust preferred securities.

For further information concerning these determinations, reference is made to the press release which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)     Exhibits

99.1   Press Release of Rainier Pacific Financial Group, Inc. dated February 20, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAINIER PACIFIC FINANCIAL GROUP, INC.

Date: February 20, 2009	/s/John A. Hall
John A. Hall
President and Chief Executive Officer
(Principal Executive Officer)